Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
AngioDynamics, Inc.	Lippert/Heilshorn & Associates, Inc.
Joe Gerardi	Kim Sutton Golodetz (kgolodetz@lhai.com)
(800) 772-6446 x115	(212) 838-3777
www.angiodynamics.com	Bruce Voss (bvoss@lhai.com)
(310) 691-7100

September 25, 2006

ANGIODYNAMICS REPORTS RECORD FIRST QUARTER SALES
AND EARNINGS

Affirms fiscal 2007 financial guidance, introduces quarterly guidance

Conference call begins today at 4:30 p.m. Eastern time

QUEENSBURY, N.Y. (September 25, 2006) – AngioDynamics, Inc. (Nasdaq: ANGO) today announced financial results for the 13 weeks ended September 2, 2006. Highlights of the first quarter of fiscal year 2007 and recent weeks include:

•	Record first quarter net sales of $20.3 million, a gain of 24% over the fiscal 2006 first quarter
•	Record first quarter net income of $1.9 million, or $0.12 per diluted share
•	First quarter net income, excluding the impact of SFAS 123R, reaches $2.2 million, or $0.14 per diluted share, up 72% from the prior year
•	Gross margin hits an all time record high of 58.9%, up 70 basis points from the prior year
•	Commences facility expansion for warehouse and distribution center at Queensbury headquarters
•	Pays second installment in acquisition of Medron, Inc.’s vascular access port technology
•	Finalizes agreement with Bioniche to become exclusive U.S. distributor of Sotradecol™ to all markets

Net sales for the first quarter of fiscal 2007 were $20.3 million, an increase of 24% compared with net sales of $16.4 million for the first quarter of fiscal 2006. This growth in net sales reflects double-digit sales growth in each of the Company’s product categories.

Drainage products showed the most dramatic growth, with sales up 171%, or $690,000, to $1.1 million. The recently released Total Abscession® drainage catheter generated most of this growth. Sales of angiographic products were $5.5 million in the quarter, up 20%, or $892,000 over the prior-year period, with sizing catheters and the Mariner™ Hydrophilic Catheter showing continued sales leadership in this group. Sales of dialysis products were $4.9 million, up 12%, or $512,000, led by strong sales of Dura-Flow® catheters. Sales of vascular access products were $3.4 million, up 34%, or $860,000, reflecting particular strength in sales of the Morpheus CT PICC. Sales of venous products were $2.7 million in the quarter, up 27%, or $570,000, with VenaCure® procedure kit sales increasing 25% over the prior-year quarter. Sales of thrombolytic products were $1.2 million, up 28%, or $260,000, with sales of the Uni*Fuse™ catheter growing at 34%. PTA products had sales of $1.1 million, an increase of 10%, or $100,000, over sales from the first quarter of fiscal 2006.

Gross profit increased 25% to $11.9 million for the fiscal 2007 first quarter from $9.5 million for the prior-year first quarter, and the gross margin rose to 58.9% from 58.2% last year, a 70 basis point improvement. These increases were primarily due to a favorable product mix comprising higher-margin products including the Total Abscession drainage catheter.

Operating profit for the fiscal 2007 first quarter declined to $1.8 million from $1.9 million for the prior-year first quarter. The operating profit for the first quarter of 2007 includes additional stock-based compensation expense primarily from the Company’s adoption of SFAS 123R of $488,000, which was not included in the prior fiscal year. Additionally, the Company experienced non-recurring legal and consulting charges of $200,000. Excluding the effect of SFAS 123R and one-time expenses, operating profit would be $2.5 million, or an increase of 31%, over the 2006 first quarter.

Other income for the fiscal 2007 first quarter was $1.2 million, primarily generated from interest income on the proceeds of a public stock offering completed during the last quarter of fiscal 2006.

The Company’s effective tax rate for the fiscal 2007 first quarter was 37%, compared with a tax rate of 38% for the prior-year period. The decrease is attributable to tax-exempt interest income earned on municipal bonds.

Net income in the first quarter of fiscal 2007 was $1.9 million, or $0.12 per diluted share, an increase of $606,000 from the fiscal 2006 quarter, or 47%. Without the impact of the adoption of SFAS 123R, net income would be $2.2 million, or $0.14 per diluted share, an increase of 72% from the prior year.

Eamonn P. Hobbs, president and chief executive officer of AngioDynamics, commented, “This has been an excellent quarter whereby we demonstrated our ability to grow core products at a double-digit rate and drive earnings growth through gross margin improvement. Additionally, we continue to add to our R&D portfolio and recently purchased vascular access port technology, which we will seek to commercialize in a new vascular access port that addresses the shortcomings of currently available products.”

Mr. Hobbs continued, “Although many of our products posted solid growth during the quarter, our higher-margin Total Abscession catheter stands out as an example of an innovative product that has become a top performer with year-over-year sales growth of 171%. The Total Abscession catheter is a general purpose drainage catheter with a one-of-a-kind, tamper-proof locking mechanism named ‘The VAULTTM.’ It was launched to the full market in December 2005, and since then has steadily gained a significant foothold in the drainage market due to its versatility and valuable features.”

AngioDynamics had cash and investments totaling $89.2 million as of September 2, 2006, compared with $89.8 million as of June 3, 2006.

During the fiscal 2007 quarter, AngioDynamics made the second payment of $1.5 million in the acquisition of a vascular access port technology from Medron, Inc. The Company anticipates commercializing this product during fiscal 2008.

Fiscal Year 2007 Financial Guidance

Mr. Hobbs stated, “Today we are affirming fiscal year 2007 financial guidance introduced on August 10, 2006, and are introducing quarterly guidance as we believe it is prudent to offer further detail in order to provide a blueprint for how we expect our fiscal year to roll out in terms of net sales and earnings per share.”

For fiscal 2007, AngioDynamics expects net sales growth to exceed 28% compared with fiscal 2006, to approximately $101 million. Year-over-year net income growth, including the impact of SFAS 123R, is expected to exceed 42% to approximately $9.8 million. R&D expenses are projected to be approximately 8.3% of net sales, while SG&A expenses are projected to be approximately 38.2% of net sales.

Without the effect of SFAS 123R, net income would be expected to reach approximately $11.5 million, representing 68% growth from fiscal 2006, and reducing R&D and SG&A to approximately 7.8% and 36.3% of net sales, respectively. The impact of SFAS 123R is expected to reduce net earnings for fiscal 2007 by approximately $0.11 per diluted share, from $0.71 per diluted share to $0.60 per diluted share.

The Company will continue to expand its sales force from the current 55 sales representatives to approximately 70 within the next 18 months. Gross margins have increased ahead of plan thus far, and the Company anticipates gross margins improving in fiscal 2007 by approximately 40 basis points, towards its goal of achieving gross margins in the low-to-mid 60% range. Without the impact of SFAS 123R, gross margins would be expected to improve by 80 basis points.

The Company expects fiscal 2007 net sales generally to follow historical trends whereby the fiscal first quarter represents approximately 20% of the year’s total, the fiscal second quarter represents approximately 24% of the year’s total, the fiscal third quarter represents approximately 26% of the year’s total and the fiscal fourth quarter represents approximately 30% of the year’s total.

Fiscal Year 2007 Quarterly Financial Guidance

For the second quarter of fiscal year 2007, which will end on December 2, 2006, AngioDynamics anticipates net sales of approximately $24.1 million and diluted EPS of approximately $0.13. Without the impact of SFAS 123R earnings for the quarter would be expected to reach approximately $0.16.

For the fiscal 2007 third quarter, which will end on March 3, 2007, the Company forecasts net sales of approximately $26.3 million and diluted EPS of approximately $0.15. Without the impact of SFAS 123R, diluted EPS would be expected to reach approximately $0.18.

For the fourth quarter of fiscal 2007, which will end on June 2, 2007, AngioDynamics expects net sales of approximately $30.3 million and diluted EPS of approximately $0.20 Without the impact of SFAS 123R, diluted EPS would be expected to reach approximately $0.22.

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist readers in analyzing the underlying trends in our business. Readers should consider these non-GAAP measures, in addition to, and not as a substitute for, financial reporting measures prepared in accordance with GAAP.

Conference Call

AngioDynamics management will host a conference call to discuss this announcement today beginning at 4:30 p.m. Eastern time. To participate in the call, please dial (800) 435-1261 from the U.S. or (617) 614-4076 from outside the U.S. Please enter passcode 49465846.

A telephone replay of the call will be available from 6:30 p.m. Eastern time today through 12:59 p.m. Eastern time on October 2, 2006 by dialing (888) 286-8010 from the U.S. or (617) 801-6888 from outside the U.S., and entering the passcode 15827977.

In addition, individuals can listen to the call on the Internet by visiting the investor relations portion of the Company’s Web site at. www.angiodynamics.com. A recording of the conference call will be archived there for 12 months.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative medical devices used by interventional radiologists, vascular surgeons and other physicians for the minimally invasive diagnosis and treatment of peripheral vascular disease. AngioDynamics, Inc. designs, develops, manufactures and markets a broad line of therapeutic and diagnostic devices that enable interventional physicians, such as interventional radiologists, vascular surgeons and others, to treat peripheral vascular diseases and other non-coronary diseases. The Company’s diverse product line includes angiographic products and accessories, dialysis products, vascular access products, PTA products, drainage products, thrombolytic products and venous products. More information is available at www.angiodynamics.com.

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company’s expectations. In addition to the matters described above, the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended June 3, 2006, may affect the actual results achieved by the Company.

(Tables to follow)

AngioDynamics, Inc. and Subsidiary

CONSOLIDATED INCOME STATEMENT HIGHLIGHTS

(in thousands, except shares and per share data)

	Three months ended
	September 2, 2006	August 27, 2005
	(unaudited)

Net sales	$20,265	$16,367
Cost of goods sold (1)	8,339	6,847

Gross profit	11,926	9,520

Gross margin %	58.9%	58.2%

Operating expenses
Selling and administrative (1)	8,476	6,087
Research and development (1)	1,627	1,519

Total operating expenses	10,103	7,606

Operating profit	1,823	1,914

Other income (expense), net	1,169	164

Income before income tax
provision	2,992	2,078
Income tax provision	1,094	786

NET INCOME	$1,898	$1,292

Earnings per common share
Basic	$.12	$.11

Diluted	$.12	$.10

Weighted Average Common Shares
Basic	15,499,981	12,143,287
Diluted	15,852,089	12,856,966

(1) Includes stock-based
compensation charges of:

Cost of goods sold	$89	$16
Selling and administrative	430	89
Research and development	124	50

Total stock-based compensation	643	155

Less: tax benefit	(221)	(59)

Net stock-based compensation	$422	$96

AngioDynamics, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEET HIGHLIGHTS

(in thousands)

	September 2, 2006	June 3, 2006
	(2)	(3)
Assets
Current Assets
Cash and Cash Equivalents	$70,786	$64,042
Marketable Securities	18,421	25,710
Accounts Receivable, net	12,135	13,486
Inventories	18,421	15,968
Deferred income taxes	814	822
Other current assets	1,421	2,128

Total current assets	121,998	122,156

Property, Plant & Equipment - at cost, net	10,612	10,802
Other Non-Current Assets	9,229	4,042

Total Assets	$141,839	$137,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities	$8,545	$10,807
Long-term Debt	2,710	2,755
Other Long-term Liabilities	3,500
Stockholders’ Equity	127,084	123,438

Total Liabilities and Stockholders’ Equity	$141,839	$137,000

(2) Unaudited

(3) Information derived from audited financial statements

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